UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 7, 2013

CytoDyn Inc.

(Exact name of registrant as specified in charter)

Colorado

(State or other jurisdiction of incorporation)

000-49908

(SEC File Number)

75-3056237

(IRS Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(971) 204-0382

5 Centerpointe Drive, Suite 400

Lake Oswego, Oregon 97035

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As previously reported by CytoDyn Inc. (the “Company”) in its Form 8-K filed October 1, 2013 (the “Previous 8-K”), the Company is currently raising equity capital in a private placement. On October 7, 2013, the Company received additional gross sale proceeds of $2,030,238 and will issue a total of 3,123,434 shares of its Common Stock, plus warrants to purchase an additional 1,561,717 shares, to 20 investors in connection with the sale. The warrants are exercisable at an exercise price of $0.75 per share and will expire five years after issuance.

Following the sales on October 7, 2013, the Company has raised a total of approximately $6.9 million in connection with the sale of a total of 10,601,546 shares of Common Stock and warrants to purchase a total of 5,300,773 additional shares.

The sales are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and the safe harbor provisions of Rule 506 of Regulation D promulgated thereunder applicable to sales of securities exclusively to accredited investors, as that term is defined in Rule 501(a) of Regulation D.

The securities being offered by the Company have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report shall not be construed as an offer to sell or the solicitation of an offer to buy any of the Company’s securities.

Additional information included in the Previous 8-K is incorporated herein by reference.

Also, effective October 1, 2013, the Company issued warrants to purchase a total of 292,307 shares of Common Stock to one individual and one entity in connection with their conversion of short-term promissory notes of the Company issued May 31, 2013, in a total principal amount of $380,000 plus accrued interest into 594,384 shares of Common Stock and their release of claims relating to their acquisition of securities of the Company other than under the express terms of the securities. The five-year warrants are exercisable at $0.75 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

Dated: October 11, 2013	By:	/s/ Michael D. Mulholland
Michael D. Mulholland Chief Financial Officer